FOR IMMEDIATE RELEASE

November 14, 2008

The Castle Group, Inc. Announces

 Financial Results for Third Quarter 2008

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Total Revenues for the nine months of 2008 through September decreased only 1% to $15,324,895 from $15,520,557 in the same period last year despite a soft Hawaii tourism market.

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Total Revenues for the third quarter decreased $879,538 from $5,575,882 last year to $4,696,344; however, cost controls put into place during the quarter resulted in a Net Income decrease of only $135,842 as compared to the year earlier period.

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Company begins management of luxury condominium development, Hali’i Kai at Waikoloa on the Big Island which enhances portfolio and underscores ongoing growth strategy.

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU), a holding company for Castle Resorts & Hotels, today announced its financial results for the third quarter and first nine months of 2008 ended September 30, 2008.

Total Revenues for the nine months of 2008 through September decreased just 1% to $15,324,895 from $15,520,557 in the same period last year despite a soft Hawaii tourism market.  Total Revenues for the third quarter dropped 16% to $4,696,344 from $5,575,882 due to continued decreases in occupancy and room rates in the difficult tourism environment in Hawaii.  Castle’s operations outside of Hawaii tempered the impact on the overall revenue picture as did the expansion of the portfolio of properties under management during the past nine months.  "We are growing our existing market share at nearly all of our destinations and properties; however with the total tourism marketplace shrinking, our occupancies are falling below prior year’s levels, which in turn drives down overall revenues.” said Alan Mattson,  Chief Operating Officer of The Castle Group, Inc.

With the fall off in demand in the third quarter, the Company initiated several cost control and expense reduction initiatives during the past few months which buffered the impact of the revenue decrease on Net Income.  Net Income decreased by $135,842 in the third quarter to a loss of ($120,519) as compared to Net Income of $15,323 in the year earlier period.  Alan Mattson, Chief Operating Officer of The Castle Group, Inc. continued, “These cost control measures will continue into the fourth quarter of 2008 and then 2009 until the operating environment improves.”

The Company also notes the expansion in the number of properties under management with the addition of the Hali’i Kai at Waikoloa on the Big Island of Hawaii.  This is Castle’s first entry into the Waikoloa Resort area which is located on the Kohala Coast north of Kona.  The Hali’i Kai has 192 luxury two and three bedroom Oceanfront luxury villas which range in size from 1,204 to 1,930 square feet. The addition of the Hali’i Kai marks an important addition to Castle’s portfolio of properties as a destination for luxury oriented travelers.

Third Quarter 2008 and Year to Date Financial Results

Year to date, Total Revenues decreased 1% to $15,324,895 from $15,520,557 as a result of the softening Hawaii market offset by revenues from new properties under contract, the strengthening of the New Zealand dollar and changes in rates and occupancy at the properties under Castle’s management worldwide.  Total revenues decreased by 16% to $4,696,344 for the three months ended September 30, 2008, from $5,575,882 in the comparable period in 2007.

Operating Expenses during the third quarter decreased 11% year over year to $4,838,974 from $5,440,688. Operating Expenses increased 4% to $16,016,048  from $15,460,435 in the first nine months of 2007, primarily as a result of expenses related to additional properties added to the portfolio in the past year and prior to the expense reduction measures in the second and third quarter.

Net Loss for the quarter was ($120,519) as compared to profit of $15,323 in the third quarter of last year. Year to date the Net Loss totaled ($566,743) as compared to a loss of ($134,537) for the first nine months of 2007.

“The Company continues to monitor all aspects of our operations during this very challenging environment in Hawaii and the other destinations we serve.  In these difficult times we appreciate and acknowledge the dedication of our employees and the understanding of our property owners.” said Rick Wall, Chairman, and CEO of the Castle Group, Inc.

For more information, see the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008, as filed with the Securities and Exchange Commission.

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel, and resort operations management, state-of-the-art sales, marketing and reservations, expert property management and cost-effective renovations and interior design.  Castle offers travelers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group’s management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company’s periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)-733-7753 (U.S./Canada/Guam/Saipan)

(808) 524-0900

(808) 521-9994 (fax)

pr@castleresorts.com

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